Exhibit 99.1

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Maxygen Reports Fourth Quarter and Year End 2012 Financial Results

SAN MATEO, Calif., March 12, 2013 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company, today announced financial and business results for the quarter and year ended December 31, 2012.

Fourth Quarter 2012 Financial Results

Maxygen reported a net loss of $1.8 million, or $0.06 per basic and diluted share, for the fourth quarter of 2012, compared to $2.2 million, or $0.08 per basic and diluted share, for the same period in 2011. The net loss for the fourth quarter of 2012 reflects a loss before income taxes of $0.9 million and income tax expense of $0.9 million. The net loss for the fourth quarter of 2011 primarily reflects a loss from continuing operations before income taxes of $2.8 million, plus a net tax benefit of $559,000. The net tax benefit consists of a $1.2 million tax benefit reported within continuing operations, partially offset by a $593,000 tax expense recorded within discontinued operations.

Maxygen had no revenue in the fourth quarter of 2012, compared to total revenue of $3,000 for the same period in 2011, which consisted of miscellaneous licensing fees.

Total operating expenses from continuing operations for the fourth quarter of 2012 were $1.8 million, compared to operating expenses of $2.8 million for the same period in 2011. The decrease in operating expenses primarily reflects a decrease in stock based compensation expense, salaries and related costs, and accounting fees.

The fourth quarter of 2012 included a $790,000 gain associated with the sale of substantially all remaining shares of Codexis, Inc. common stock.

At December 31, 2012, Maxygen held approximately $82.8 million in cash, cash equivalents and short-term investments. At December 31, 2012, Maxygen had 27,512,340 shares of common stock outstanding, which excludes 285,596 shares underlying unvested restricted stock awards.

Full Year 2012 Results

Maxygen reported net income of $20.1 million, or $0.74 per basic share and $0.73 per diluted share, for the year ended December 31, 2012, compared to $51.4 million, or $1.80 per basic and diluted share, for the prior year.

Total revenues for 2012 were $30.0 million, compared to total revenues from continuing operations of $561,000 for the same period in 2011. Revenue in the 2012 period consisted primarily of the $30.0 million payment received in May 2012 from Bayer in connection with the sale of certain hematology assets in July 2008. Revenue in the 2011 period consisted primarily of the final payment Maxygen received in July 2011 from Altravax, Inc. in connection with its acquisition of substantially all of Maxygen’s vaccine assets in January 2010.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Total operating expenses for 2012 were $9.8 million, compared to operating expenses of $12.3 million for the same period in 2011. The decrease in operating expenses primarily reflects decreased research and development expenses resulting from the cessation of substantially all research and development activities, and decreased general and administrative expenses, primarily due to reductions in fees paid to consultants in connection with the preparation of the proposal submitted to BARDA in May 2011 with respect to the MAXY-G34 program. Additionally, a reduction in salaries and related costs contributed to the decrease in general and administrative expenses.

The 2012 period included a $790,000 gain associated with the sale of substantially all remaining shares of Codexis, Inc. common stock. The 2011 period included a $62.2 million gain related to the sale of Perseid to Astellas.

Business Update

Over the past several years, Maxygen has focused its efforts on maximizing stockholder value through sales, distributions and other arrangements involving various assets. The sale of Maxygen’s interests in Perseid to Astellas in May 2011, the company’s receipt of the final $30.0 million payment from Bayer in May 2012, and the company’s distribution in September 2012 of approximately $100.0 million in cash to stockholders have all been part of this multi-year process.

Since 2009, Maxygen has returned over $250.0 million in cash and property to its stockholders through stock repurchases and distributions of cash and Codexis common stock, and, as of December 31, 2012, the company held cash, cash equivalents and short-term investments totaling $82.8 million.

Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome, and the company continues to focus on creating value from this program for its stockholders, principally through a sale or other transaction involving the program. Maxygen has no current plans to independently continue the further development of this product candidate, and to date, the company has not been successful in identifying any potential transaction for the MAXY-G34 program. Accordingly, there can be no assurances the company will be successful in identifying and consummating any such transaction in the future or be able to realize any value from this program.

Maxygen also continues to evaluate potential strategic options for the company as a whole, including a merger, reverse merger, sale, liquidation and dissolution or other

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com strategic transaction. Also, although none are currently contemplated, Maxygen expects to evaluate and consider additional distributions to its stockholders of a portion of the company’s cash resources in excess of its limited future operational requirements, amounts the company considers appropriate to pursue its ongoing strategic evaluation and adequate reserves for potential future liabilities. Such distributions may be accomplished through cash dividends, stock repurchases or other mechanisms and may be fully or partially taxable depending on the circumstances of such distribution.

About Maxygen

Maxygen is a biotechnology company that has historically focused on the discovery and development of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: our ability or plans to identify and consummate a strategic transaction for our MAXY-G34 program or to recommence and/or continue the development of our MAXY-G34 product candidate for any indication; strategic alternatives and transactions with respect to our company and the timing, likelihood and outcome thereof; our implementation, or our failure to implement, any additional distributions of our cash resources to stockholders; our ability to continue operations and our estimates for future performance and financial position of the company; and economic, business, competitive, and/or regulatory factors affecting the business of Maxygen and the markets it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

Maxygen® is a trademark of Maxygen, Inc.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Selected Consolidated Financial Information

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2012	2011	2012
	(unaudited)		(Note 1) (unaudited)
Revenues:
Technology and license revenue	$3	$—	$561	$30,011
Operating expenses:
Research and development	1	14	1,358	226
General and administrative	2,790	1,741	10,911	9,524

Total operating expenses	2,791	1,755	12,269	9,750
Income (loss) from operations	(2,788)	(1,755)	(11,708)	20,261
Gain on distribution of equity securities	103	22	396	229
Gain on sale of equity securities	—	790	—	790
Interest and other income (expense), net	(104)	52	864	279

Income (loss) from continuing operations before income taxes	(2,789)	(891)	(10,448)	21,559
Income tax benefit (expense)	1,152	(880)	4,253	(986)
Income (loss) from continuing operations	(1,637)	(1,771)	(6,195)	20,573
Discontinued operations:
Income from discontinued operations	—	—	1,302	—
Gain on sale of discontinued operations	—	—	62,219	—
Income tax expense for discontinued operations	(593)	—	(5,579)	—

Income (loss) from discontinued operations, net of taxes	(593)	—	57,942	—

Net income (loss)	(2,230)	(1,771)	51,747	20,573
Net income attributable to non-controlling interests	—	—	310	450

Net income (loss) attributable to Maxygen, Inc.	$(2,230)	$(1,771)	$51,437	$20,123

Basic net income (loss) per share:
Attributable to Maxygen, Inc. from continuing operations	$(0.06)	$(0.06)	$(0.23)	$0.74
Attributable to Maxygen, Inc. from discontinued operations	$(0.02)	$—	$2.03	$—
Attributable to Maxygen, Inc.	$(0.08)	$(0.06)	$1.80	$0.74
Diluted net income (loss) per share:
Attributable to Maxygen, Inc. from continuing operations	$(0.06)	$(0.06)	$(0.23)	$0.73
Attributable to Maxygen, Inc. from discontinued operations	$(0.02)	$—	$2.03	$—
Attributable to Maxygen, Inc.	$(0.08)	$(0.06)	$1.80	$0.73
Shares used in basic net income (loss) per share calculations	27,368	27,467	28,574	27,327
Shares used in diluted net income (loss) per share calculations	27,368	27,467	28,574	27,471

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Consolidated Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2011 (Note 1)	2012 (Unaudited)
Cash, cash equivalents and short-term investments	$159,571	$82,780
Available-for-sale investment in equity securities	2,478	76
Prepaid expenses and other assets	2,584	365

Total assets	$164,633	$83,221

Distribution payable	$1,076	$1,285
Other liabilities	2,613	1,749
Stockholders’ equity	160,944	80,187

Total liabilities and stockholders’ equity	$164,633	$83,221

Note 1: Derived from consolidated audited financial statements as of December 31, 2011.

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Contact:

Adriann Poat

adriann.poat@maxygen.com

650.241.2303